Exhibit 10.1
Management Deferred Compensation Plan
(Amended and Restated Effective January 1, 2024)
Adopted: June 9, 2023

Article 1Purpose & Merger Involving The Dow Chemical Company.
Section 1.01Purpose. Corteva Agriscience, LLC (the “Company”), a wholly-owned subsidiary of Corteva, Inc., desires to provide certain of its employees with an opportunity to accumulate additional retirement savings through voluntary compensation deferral contributions to a plan intended to constitute a non-qualified deferred compensation plan which, in accordance with Sections 201(2), 301(a)(3) and 401(a)(1) of the Employee Retirement Income Security Act of 1974, as amended (“ERISA”), is unfunded and maintained by the Company primarily for the purpose of providing deferred compensation for a select group of management or highly compensated employees. The Company intends that a participant’s compensation deferrals, and the earnings thereon, will not be subject to federal income tax until such amounts are paid or made available to the participant.
Section 1.02Merger Involving The Dow Chemical Company. Effective as of the “Closing Date” (as that term is defined in that certain Agreement and Plan of Merger, dated as of December 11, 2015 (as it may be amended from time to time, the “Merger Agreement”), by and among DowDuPont Inc. (f/k/a Diamond-Orion HoldCo, Inc. (“DWDP”)), The Dow Chemical Company (“Dow”), Diamond Merger Sub, Inc., E. I. du Pont de Nemours and Company (“DuPont”) and Orion Merger Sub, Inc.), DuPont became a subsidiary of DWDP (the “Merger”), and, to the extent applicable under the terms of this Plan, the Merger constituted a “Change in Control” for purposes of this Plan. Accordingly, as of the Closing Date, to the extent applicable in respect of this Plan: (a) any amounts under the Plan that otherwise would have been denominated in the common stock of DuPont shall be deemed denominated in shares of common stock of DWDP, subject to and in accordance with the applicable terms of the Merger Agreement; (b) the conditions to participation in the Plan shall not be changed from those in effect immediately before the Closing Date (such that, among other things, only those service providers of DuPont or its subsidiaries (and not any service providers of Dow or its subsidiaries in their capacity as such) shall be eligible to participate in the Plan); (c) the terms and conditions of the administration of the Plan shall not be changed from those in effect immediately before the Closing Date (or as previously may have been provided by DuPont to be effective as of or following the Closing Date) except that, in any event, in respect of participation by directors or executive officers of DWDP, the Plan shall be administered by the Compensation Committee of the Board of Directors of DWDP to the extent required to comply with the requirements of applicable law or any exchange on which the capital stock of DWDP may be listed; and (d) the Plan otherwise shall be administered and interpreted to (1) conform to the terms and conditions of the Merger Agreement and further the intended effects of the Merger and (2) not result in the imposition of any tax under Section 409A of the Code.
Article 2 Definitions.
Section 2.01“Account” means each account established on the books of account of the Employer to reflect the balance of Plan benefits attributable to a Participant. An Account shall be credited or debited, as applicable, with Deferral Contributions, Credited Investment Return and Dividend Equivalent Units, and any payments made by the Employer to the Participant or the Participant’s Beneficiary pursuant to this Plan. A Participant’s Account shall be divided into Distribution Subaccounts, with respect to which he/she shall be permitted to make Deemed Investment Elections.
Section 2.02“Active Participant” means a Participant on whose behalf a current Deferral Election is in effect.
Section 2.03“Administrator” means the Company.

Section 2.04“Affiliate” means any corporation, organization or entity which is under common control with the Company or which is otherwise required to be aggregated with the Company pursuant to paragraphs (b), (c), (m), or (o) of Section 414 of the Code.
Section 2.05“Base Salary” means the basic pay from the Employer (excluding LTI Awards and STI Awards, distributions from nonqualified deferred compensation plans, commissions, overtime, severance, fringe benefits, stock options and other equity awards, relocation expenses, incentive payments, non-monetary awards, automobile and other allowances (whether or not such allowances are included in the Employee’s gross income) and other non-regular forms of compensation paid to a Participant for employment services rendered). Base Salary shall be calculated before reduction for compensation voluntarily deferred or contributed by the Participant pursuant to all qualified or nonqualified plans of any Employer and shall be calculated to include amounts not otherwise included in the Participant’s gross income under Code Sections 125, 132, 402(e)(3), 402(h), or 403(b) pursuant to plans or arrangements established by any Employer; provided, however, that all such amounts will be included in Base Salary only to the extent that had there been no such plan, the amount would have been payable in cash to the Employee. Notwithstanding anything in this Plan to the contrary, Base Salary shall not include any amount paid pursuant to a long-term disability plan or pursuant to a long-term disability insurance policy.
Section 2.06“Base Salary Deferral Eligible Employee” means any U.S.-based employee of the Employer who is designated from time to time by the Employer as eligible to defer the payment of Base Salary in accordance with Article 4 hereof.
Section 2.07“Beneficiary” means the person or persons designated as such pursuant to Article 7 hereof.
Section 2.08“Change of Control” means an objectively determined event that occurs with respect to the Company or the Employer for whom the Participant renders services and which constitutes both a Change in Control for purposes of the Equity and Incentive Plan and change in the ownership or effective control of the Company or Employer, as applicable, or in the ownership of a substantial portion of the Company’s or Employer’s, as applicable, assets for purposes of Code Section 409A.
Section 2.09“Code” means the Internal Revenue Code of 1986, as amended, and the regulations and rulings issued thereunder.
Section 2.10“Common Stock Unit” means a notional unit representing one share of common stock of Corteva, Inc.
Section 2.11“Common Stock Unit Fund” means an Investment Option consisting solely of Common Stock Units.
Section 2.12“Credited Investment Return” means the hypothetical gain or loss credited to a Participant’s Account pursuant to Article 5 hereof.
Section 2.13“Deemed Investment Election” means the selection by a Participant, pursuant to Article 5 hereof, of Investment Options in which his/her Account shall be deemed invested.
Section 2.14“Deferral Contributions” means the elective contributions made to the Plan by a Participant pursuant to Article 4 hereof.
Section 2.15“Deferral Election” means an election, pursuant to Article 4 hereof, to defer receipt of Base Salary or STI Awards, or (for periods prior to January 1, 2024) the settlement of LTI Awards. Deferral Elections shall be made in accordance with the procedures established by the Administrator for that purpose. A Deferral Election may be cancelled due to an “unforeseeable emergency” as defined in Treasury Regulation Section 1.409A-3(i)(3) or a hardship distribution pursuant to Section 1.401(k)-1(d)(3). The Deferral Election must be cancelled, not merely postponed or otherwise delayed. Any later Deferral Election will be subject to the provisions of Article 4 of this Plan governing Deferral Elections.
Section 2.16“Distribution Subaccount” means that portion of a Participant’s Account to which a Participant’s Deferral Contributions of Base Salary and STI Awards, and Credited Investment Return and Dividend Equivalent Units attributable thereto, will be allocated and with respect to which he/she may make Deemed Investment Elections in accordance with Article 5 hereof. A Participant may maintain no more than five (5) Distribution Subaccounts under this Plan; provided that no more than two (2) such Distribution Subaccounts may relate to a Separation from Service and no more than three (3) such Distribution Subaccounts may relate to a Payment Event other than Separation from Service. Notwithstanding the foregoing, if, as of December 31, 2023, a Participant had an Account balance and Distribution Subaccounts in excess of the limits in the preceding sentence, each such Distribution Subaccounts shall be preserved until the balance in that Distribution Subaccount is reduced to zero.
Section 2.17“Dividend Equivalent Units” means additional Common Stock Units credited to a Participant’s Account pursuant to Section 5.05.
Section 2.18“Dividend Payment Date” means each date on which the Company pays a dividend on its common stock.
Section 2.19“Effective Date” means January 1, 2008, the original effective date of this Plan. Notwithstanding the foregoing to the contrary, provisions of this Plan related to the deferral of Base Salary and LTI Awards shall not be effective until January 1, 2009.
Section 2.20“Eligible Employee” means any Base Salary Deferral Eligible Employee, STI Deferral Eligible Employee or (for periods prior to January 1, 2024) LTI Deferral Eligible Employee.
Section 2.21“Employer” means the Company and any Affiliate which, with the consent of the Company, adopts this Plan.
Section 2.22“Equity and Incentive Plan” means the 2019 Corteva, Inc. Omnibus Incentive Plan, or its predecessor plan, as applicable.
Section 2.23“Form of Payment” means either (a) a lump sum or (b) annual installments (for up to ten (10) years); provided that, for Deferred Contributions attributable to periods prior to January 1, 2024, annual installments may extend for up to fifteen (15) years). Effective for Deferral Contributions attributable to periods beginning on or after January 1, 2024, the Form of Payment for any Payment Event other than a Separation from Service shall be a lump sum. In the event of a Participant’s death, his/her remaining Account balance will be distributable in a single lump sum.
Section 2.24“Identification Date” means each December 31.
Section 2.25“Investment Options” means one or more alternatives designated from time to time, pursuant to Section 5.01 hereof, for purposes of crediting earnings or losses to a Participant’s Account. The Investment Options shall include, without limitation, the Common Stock Unit Fund.
Section 2.26“LTI Award” means an award of RSUs or PSUs.
Section 2.27“LTI Deferral Eligible Employee” means any U.S.-based employee of the Employer who is designated from time to time by the Company as eligible to defer the settlement of an LTI Award in accordance with Article 4 hereof. Effective January 1, 2024, no employees may be designated as LTI Deferral Eligible Employees.

Section 2.28“Participant” means any Eligible Employee who has elected to participate in the Plan by completing the appropriate forms (including electronic forms) prescribed by the Administrator for that purpose.
Section 2.29“Payment Event” means any of the following:
(a)Separation from Service
(b)The earlier of (1) Separation from Service or (2) a specified date (not to exceed thirty-five (35) years from the date of the election described in Section 4.02).
(c)Change of Control
Notwithstanding the foregoing, (i) in the event of a Participant’s death, his/her remaining Account balance will automatically be distributed to his/her Beneficiary in a single lump sum within ninety days (90) thereafter and (ii) a Participant may request that all or a portion of his/her Account be distributed on account of an “unforeseeable emergency” as defined in Treasury Regulation Section 1.409A-3(i)(3) and subject to the restrictions on such distributions set forth therein.
Section 2.30“Plan” means the Corteva Agriscience, LLC Management Deferred Compensation Plan.
Section 2.31“Plan Year” means the twelve (12) month period beginning January 1 and ending December 31.
Section 2.32“PSU” means a performance-based restricted stock unit granted under the Equity and Incentive Plan.
Section 2.33“Qualified Leave” means military leave, sick leave, or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the individual retains a right to reemployment with the service recipient under an applicable statute or by contract. A leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the employee will return to perform services for the employer. If the period of leave exceeds six months and the individual does not retain a right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period.
Section 2.34“RSU” means a time-vested restricted stock unit granted under the Equity and Incentive Plan.
Section 2.35“Section 16 Person” means any employee who is subject to the reporting requirements of Section 16(a) or the liability provisions of Section 16(b) of the Securities and Exchange Act of 1934, as amended.
Section 2.36“Separation from Service” means a “separation from service” as defined in Treasury Regulation Section 1.409A-1(h).
Section 2.37“Similar Plan” means a plan required to be aggregated with this Plan under Treasury Regulation Section 1.409A-1(c)(2)(i)(A).
Section 2.38“Specified Employee” means an officer of the Employer at any time during the 12-month period ending on an Identification Date. If a Participant is a Specified Employee as of an Identification Date, such Participant is treated as a Specified Employee for the 12-month period beginning on the first day of the first month following the Identification Date.
Section 2.39“STI Award” means a cash-based award under the Equity and Incentive Plan or Pioneer Hi-Bred International, Inc. Annual Reward Plan.

Section 2.40“STI Deferral Eligible Employee” means any U.S.-based employee of the Employer who is designated from time to time by the Employer as eligible to defer the payment of an STI Award in accordance with Article 4 hereof.
Section 2.41“Triggering Event” means, with respect to a Distribution Subaccount, the Payment Event elected by a Participant pursuant to Section 4.02.
Article 3Eligibility.
Section 3.01Procedure For and Effect of Admission. Each Eligible Employee who desires to participate in this Plan shall complete such forms (including electronic forms) and provide such data as is reasonably required by the Administrator. By becoming a Participant, an Eligible Employee shall be deemed to have consented to the provisions of this Plan and all amendments hereto.
Section 3.02Cessation of Participation. A Participant shall cease to be an Active Participant on the earlier of:
(a)The date on which the Plan terminates;
(b)The date on which he/she ceases to be an Eligible Employee; or
(c)The date on which he/she is permitted by the Administrator to terminate Deferral Contributions to the Plan.
A former Active Participant will be considered a Participant for all purposes, except with respect to the right to make contributions, as long as he/she retains an Account.
Article 4 Deferral Elections.
Section 4.01Annual Deferral Elections.
(a)Deferral Contributions of Base Salary. A Base Salary Deferral Eligible Employee may elect to defer a percentage, not to exceed sixty percent (60%), of his/her Base Salary payable with respect to services performed during the Plan Year; provided, however, that such Deferral Election shall be made (1) during the open enrollment period established by the Administrator for that purpose and (2) on or before the last day of the calendar year preceding the first day of the Plan Year to which such Deferral Election relates. Any election made pursuant to this section shall remain in effect unless and until changed by the Participant; provided, however, that with respect to Base Salary earned in any future taxable year, such election becomes irrevocable on December 31 of the preceding calendar year (or such earlier date as specified by the Administrator).
(b)Deferral Contributions of STI Awards. An STI Deferral Eligible Employee may elect to defer a percentage, not to exceed sixty percent (60%), of an STI Award; provided, however, that (1) such STI Deferral Eligible Employee performs services continuously from the later of the beginning of the performance period or the date the performance criteria are established through the date the election to defer is made and (2) such Deferral Election is made (A) during the open enrollment period established by the Administrator for that purpose and (B) on or before the date that is six months before the end of the performance period over which the STI Award shall be determined. Any election made pursuant to this section shall remain in effect unless and until changed by the Participant; provided, however, that with respect to any STI Award earned during any future taxable year, such election becomes irrevocable on the date that is six (6) months before the end of the performance period over which the STI Award shall be determined (or such earlier date as specified by the Administrator).
(c)Deferral Contributions of LTI Awards. Effective January 1, 2024, Deferral Elections pertaining to the settlement of RSUs and PSUs are no longer permitted.

Section 4.02Initial Distribution Elections. At the time a Participant establishes a Distribution Subaccount, he/she must also elect a Payment Event and Form of Payment with respect to such Distribution Subaccount. When making a Deferral Election, a Participant shall designate: (a) to which Distribution Subaccounts amounts deferred pursuant to that election, and Credited Investment Return and Dividend Equivalent Units attributable thereto, shall be allocated; and (b) how those amounts shall be allocated among the designated Distribution Subaccounts. If a Participant fails to establish a Distribution Subaccount or fails to designate the Distribution Subaccount(s) to which his/her Deferral Contributions should be allocated, such Deferral Contributions shall be allocated to the default Distribution Subaccount established by the Administrator. The Payment Event with respect to such default Distribution Subaccount shall be Separation of Service and the Form of Payment shall be a lump sum.
Section 4.03Subsequent Distribution Elections. A Participant may subsequently elect to change the Payment Event or Form of Payment elected with respect to one or more Distribution Subaccounts in accordance with procedures established by the Administrator for such purpose; provided, however, that (a) such subsequent election may not take effect until at least twelve (12) months after the date on which it is made; (b) the payment with respect to which such election is made must be deferred for a period of not less than five (5) years from the date such payment would otherwise have been made; and (c) any subsequent election related to a payment at a specified time or in accordance with a fixed schedule may not be made less than twelve (12) months prior to the date of the first scheduled payment.
Article 5 Investment of Accounts.
Section 5.01Investment Options. The Administrator shall designate from time to time one or more Investment Options in which a Participant’s Account may be deemed invested. The Administrator shall have the sole discretion to determine the number of Investment Options to be designated hereunder and the nature of the Investment Options and may change or eliminate any of the Investment Options from time to time. In the event of such change or elimination, the Administrator shall give each Participant timely notice and opportunity to make a new election. No such change or elimination of any Investment Options shall be considered to be an amendment to the Plan pursuant to Section 9.01.
Section 5.02Making Deemed Investment Elections. A Participant shall select one or more Investment Options in which his/her Account shall be deemed invested. Separate Deemed Investment Elections may be made with respect to each Distribution Subaccount. Any such election shall be made by filing with the Administrator the appropriate form prescribed for that purpose. The Administrator shall establish procedures relating to Deemed Investment Elections. Deemed Investment Elections shall remain in effect until changed by a Participant pursuant to Section 5.03. Notwithstanding the foregoing, a Participant’s Deferral Contributions of LTI Awards (prior to January 1, 2024), and Dividend Equivalent Units attributable thereto, shall be allocated to the Common Stock Unit Fund and the Participant may not make any further Deemed Investment Elections with respect to such amounts.
Section 5.03Changes to Deemed Investment Elections. A Participant may request a change to his/her Deemed Investment Elections for future amounts allocated to his/her Account and amounts already allocated to his/her Account (except as provided in Section 5.02). Any such change shall be made by filing with the Administrator the appropriate form (including electronic forms) prescribed by the Administrator for that purpose. The Administrator shall establish procedures relating to changes in Deemed Investment Elections, which may include limiting the percentage, amount and frequency of such changes and specifying the effective date for any such changes.
Section 5.04Crediting or Debiting of Investment Experience. Each Participant’s Account shall be credited or debited, as applicable, daily with the amount which the Participant’s Account would have earned or lost, as applicable, if the amounts credited to such Account had, in fact, been invested in accordance with the Participant’s Deemed Investment Elections.
Section 5.05Dividend Equivalent Units. If dividends on the Company’s common stock are paid during any period that a Participant holds Common Stock Units in his/her Account, as of the applicable Dividend

Payment Date, a number of additional Common Stock Units shall be credited to the Participant’s Account. The number of such additional Common Stock Units to be credited shall be determined by first multiplying: (a) the total number of Common Stock Units, including fractional units, standing to the Participant’s credit in such Account on the day immediately preceding such Dividend Payment Date (including all Dividend Equivalent Units credited to such Account on all previous Dividend Payment Dates); by (b) the per share dollar amount of the dividend paid on such Dividend Payment Date; and then (c) dividing the resulting amount by the closing price of one share of the Company’s common stock on such Dividend Payment Date.
Article 6 Payment of Accounts.
Section 6.01Payment in General. Upon the occurrence of a Triggering Event that is a Separation from Service or a Change of Control, the Employer shall commence payment of the applicable Distribution Subaccount(s) to the Participant, or his/her Beneficiary, as applicable, in the Form of Payment elected by the Participant with respect thereto; provided that (a) if the Form of Payment is a lump sum, it shall be paid as soon as practical after the Triggering Event (but no later than the later of (1) ninety (90) days following the Triggering Event or (2) the last day of the year of the Triggering Event, or in any of the first two (2) years beginning after the year of the Triggering Event), and (b) if the Form of Payment is installments, such installments shall begin in the year following the Triggering Event or in any of the first two (2) years beginning after the year following the Triggering Event. The amount of each payment made pursuant to this section shall be based upon the fair market value of the Participant’s Account as of the latest practicable date preceding the payment date and the number of remaining scheduled payments due. If the Participant does not make a valid election as to form and time of distribution, or if the balance of a Participant’s Account (and any account that must be aggregated for purposes of Section 1.409A-3(j)(4)(v) of the Treasury Regulations) does not exceed the limit set forth in Code Section 402(g)(1)(B) ($22,500 for 2023) as of or after the date of the Participant’s Separation from Service (provided that, for Separations from Service prior to January 1, 2024, the Participant’s Account cannot exceed $10,000), amounts payable shall be delivered in a cash lump sum as soon as practical thereafter.
Section 6.02Specified Employees. Notwithstanding Section 6.01, upon the occurrence of a Triggering Event that is a Separation from Service (other than on account of death), the Employer shall commence payment of the applicable Distribution Subaccount(s) to the Participant in the Form of Payment elected by the Participant with respect thereto on the later of: (a) the date that is six (6) months and one day after such Triggering Event; or (b) the date on which such payment was otherwise scheduled to commence.
Section 6.03Medium of Payments. Payments attributable to that portion of a Participant’s Account which is deemed to be invested in Common Stock Units shall be paid in shares of the Company’s common stock for each whole unit and cash for each fraction of a unit. Payments attributable to the remaining portion of a Participant’s Account shall be paid in cash.
Article 7Beneficiary Designation.
Section 7.01Right to Designate Beneficiary. The Participant will have the right, at any time, to designate any person or persons as Beneficiary (both primary and contingent) to whom payment under the Plan will be made in the event of the Participant’s death. The Beneficiary designation will be effective when it is submitted in writing or electronically to the Administrator during the Participant’s lifetime on a form prescribed by the Administrator.
Section 7.02Cancellation/Revocation of Beneficiary Designation. The submission of a new Beneficiary designation will cancel all prior Beneficiary designations.
Section 7.03Failure to Designate Beneficiary or Death of Beneficiary. If a Participant fails to designate a Beneficiary as provided above, or if every person designated as Beneficiary predeceases the Participant, then the Administrator will direct the distribution of the benefits to the Participant’s estate. If a primary Beneficiary dies after commencement the Participant’s death but prior to completion of benefits under this Plan, and no contingent Beneficiary has been designated by the Participant, any remaining payments will be paid to the Beneficiary’s estate.
Article 8 Plan Administration.
Section 8.01Administrator’s Responsibilities. The Administrator is responsible for the day to day administration of the Plan. The Administrator may appoint other persons or entities to perform certain of its functions. Such appointment shall be made and accepted by the appointee in writing and shall be effective upon the written approval of the Company. The Administrator and any such appointee may employ advisors and other persons necessary or convenient to help him/her carry out his/her duties. The Administrator shall have the right to remove any such appointee from his/her position. Any person, group of persons or entity may serve in more than one capacity.
Section 8.02Records and Accounts. All individual and group records relating to Participants and Beneficiaries, and all other records necessary for the proper operation of the Plan, shall be made available to the Employer and to each Participant and Beneficiary for examination during business hours except that a Participant or Beneficiary shall examine only such records as pertain exclusively to the examining Participant or Beneficiary and those records and documents relating to all Participants generally.
Section 8.03Administrator’s Specific Powers and Duties. In addition to any powers, rights and duties set forth elsewhere in the Plan, the Administrator shall have the following powers and duties:
(a)to adopt such rules and regulations consistent with the provisions of the Plan;
(b)to enforce the Plan in accordance with its terms and any rules and regulations it establishes;
(c)to maintain records concerning the Plan sufficient to prepare reports, returns and other information required by the Plan or by law;
(d)to construe and interpret the Plan and to resolve all questions arising under the Plan;
(e)to direct the Employer to pay benefits under the Plan, and to give such other directions and instructions as may be necessary for the proper administration of the Plan; and
(f)to engage assistants and professional advisors.
Section 8.04Construction of the Plan. The Administrator shall have the sole and absolute discretion to interpret the Plan and shall resolve all questions arising in the administration, interpretation and application of the Plan. The Administrator shall correct any defect, reconcile any inconsistency, or supply any omission with respect to this Plan. All such corrections, reconciliations, interpretations and completions of Plan provisions shall be final and binding upon the parties.
Section 8.05Employer’s Responsibility to Administrator. Each Employer shall furnish the Administrator such data and information as it may require. The records of the Employer shall be determinative of each Participant’s period of employment, termination of employment and the reason therefor, leave of absence, reemployment, years of service, personal data, and compensation reductions. Participants and their Beneficiaries shall furnish to the Administrator such evidence, data, or information, and execute such documents, as the Administrator requests.
Section 8.06Engagement of Assistants and Advisers; Plan Expenses. The Administrator shall have the right to hire such professional assistants and consultants as it, in its sole discretion, deems necessary or advisable, including, but not limited to:

(a)investment managers and/or advisers;
(b)accountants;
(c)actuaries;
(d)attorneys;
(e)consultants; and
(f)clerical and office personnel.
Section 8.07Liability. Neither the Administrator nor the Employer shall be liable to any person for any action taken or omitted in connection with the administration of this Plan unless attributable to its own fraud or willful misconduct; nor shall the Employer be liable to any person for such action unless attributable to fraud or willful misconduct on the part of a director, officer or employee of the Employer.
Section 8.08Payment of Expenses. If directed by the Company, expenses of the Administrator incurred in the operation or administration of this Plan shall be charged against the Participant’s Accounts to which the expense relates. If an expense is applicable to more than one Participant’s Accounts, the expense shall be allocated among such Participants’ Accounts in a non-discriminatory manner as determined by the Company.
Section 8.09Indemnity of Administrator. The Employer shall indemnify the Administrator (including any individual who is a member of a committee serving as the Administrator) or any individual who is a delegate of the Administrator against any and all claims, loss, damage, expense or liability arising from any action or failure to act, except when due to gross negligence or willful misconduct.
Article 9 Amendment or Termination.
Section 9.01Amendment. The Board of Directors of the Company, or its delegate, may amend the Plan at any time and from time to time and any amendment may have retroactive effect, including, without limitation, amendments to the amount of contributions; provided, however, that no amendment shall (a) reduce the value of a Participant’s Account or (b) change the form or timing of payment of an amount contributed prior to the date of amendment.
Section 9.02Termination. While the Plan is intended to be permanent, the Board of Directors of the Company, or its delegate, may at any time terminate or partially terminate the Plan, provided that upon such termination, except to the extent otherwise permitted under Code Section 409A, all Accounts will be distributed in accordance with the terms of the Plan as in effect on the date of termination. Written notice of such termination or partial termination, setting forth the date and terms thereof, shall be given to the Administrator.
Section 9.03Change in Control. Notwithstanding the foregoing, following a Change in Control (as such term is defined in the Corteva, Inc. 2019 Omnibus Incentive Plan) no amendment or termination referenced in Section 9.01 or 9.02, respectively, may adversely affect any benefits accrued or deferrals made under the Plan prior to the adoption of the amendment or termination (including, without limitation, any terms, conditions or distribution alternatives applicable to such accrued benefits). In addition, for a period of two years following a Change in Control, the Plan shall not be terminated in whole or in part or be amended in any way that adversely affects or limits the terms and conditions of benefits as available pursuant to the Plan immediately prior to the Change in Control.

Article 10Miscellaneous.
Section 10.01Section 16 Person. With respect to Section 16 Persons, the Administrator may establish, in writing, such rules, regulations, policies or practices hereunder which it deems, in its sole discretion, to be necessary and appropriate.
Section 10.02Claims Review. In any case in which a claim for Plan benefits of a Participant or Beneficiary is denied or modified, the Administrator shall furnish written notice to the claimant within ninety (90) days (or within one hundred eighty (180) days if additional information requested by the Administrator necessitates an extension of the ninety (90)-day period), which notice shall:
(a)State the specific reason or reasons for the denial or modification;
(b)Provide specific reference to pertinent Plan provisions on which the denial or modification is based;
(c)Provide a description of any additional material or information necessary for the Participant, his/her Beneficiary, or representative to perfect the claim and an explanation of why such material or information is necessary; and
(d)Explain the Plan’s claim review procedure as contained herein, including the claimant’s right to bring a civil action under Section 502(a) of ERISA following an adverse review determination.
In the event a claim for Plan benefits is denied or modified, if the Participant, his/her Beneficiary, or a representative of such Participant or Beneficiary desires to have such denial or modification reviewed, he/she must, within sixty (60) days following receipt of the notice of such denial or modification, submit a written request for review by the Administrator of its initial decision. In connection with such request, the Participant, his/her Beneficiary, or the representative of such Participant or Beneficiary may review any pertinent documents upon which such denial or modification was based and may submit issues and comments in writing. Within sixty (60) days following such request for review the Administrator shall, after providing a full and fair review, render its final decision in writing to the Participant, his/her beneficiary or the representative of such Participant or Beneficiary stating specific reasons for such decision, making specific references to pertinent Plan provisions upon which the decision is based and stating that the claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records, and other information relevant to the claim. If special circumstances require an extension of such sixty (60)-day period, the Administrator’s decision shall be rendered as soon as possible, but not later than one hundred twenty (120) days after receipt of the request for review. If an extension of time for review is required, written notice of the extension shall be furnished to the Participant, Beneficiary, or the representative of such Participant or Beneficiary prior to the commencement of the extension period.
Section 10.03Limitation of Participant’s Rights. Nothing in this Plan shall be construed as conferring upon any Participant any right to continue in the employment of an Employer, nor shall it interfere with the rights of an Employer to terminate the employment of any Participant and/or take any personnel action affecting any Participant without regard to the effect which such action may have upon such Participant as a recipient or prospective recipient of benefits under the Plan.
Section 10.04Obligations to Employer. If a Participant becomes entitled to a distribution of benefits under the Plan, and if at such time the Participant has outstanding any debt, obligation, or other liability representing an amount owing to an Employer, then such Employer may offset such amount owed to it against the amount of benefits otherwise distributable. Such determination shall be made by the Administrator.
Section 10.05Nonalienation of Benefits. Except as expressly provided herein, no Participant or Beneficiary shall have the power or right to transfer (otherwise than by will or the laws of descent and distribution), alienate, or otherwise encumber the Participant’s interest under the Plan. Any such attempted assignment shall be considered null and void. The interest of any Participant or any beneficiary receiving payments hereunder shall not be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment, or garnishment by creditors of the Participant or the Participant’s Beneficiary. An Employer’s obligations under this Plan are not assignable or transferable except to (a) a business entity which acquires all or substantially all of an Employer’s assets or (b) any business entity into which an Employer may be merged or consolidated.
Section 10.06Unfunded Status of Plan. The Plan is intended to constitute an “unfunded” plan of deferred compensation for Participants for tax and for purposes of Title I of ERISA. The Plan constitutes a mere promise by the Employer to make benefit payments in the future. Each Employer shall not be liable for any benefit payments to any other Employer’s Eligible Employees who are Participant is this Plan. Benefits payable hereunder shall be payable out of the general assets of the applicable Employer, and no segregation of any assets whatsoever for such benefits shall be made. With respect to any payments not yet made to a Participant, nothing contained herein shall give any such Participant any rights that are greater than those of a general creditor of his/her Employer.
Section 10.07Severability. If any provision of this Plan is held unenforceable, the remainder of the Plan shall continue in full force and effect without regard to such unenforceable provision and shall be applied as though the unenforceable provision were not contained in the Plan.
Section 10.08Gender, Singular & Plural. All pronouns and any variations thereof shall be deemed to refer to the masculine, feminine, or neuter, as the identity of the person or persons may require. As the context may require, the singular may be read as the plural and the plural as the singular.
Section 10.09Notice. Any notice or filing required or permitted to be given to the Administrator under the Plan shall be sufficient if in writing and hand delivered, or sent by registered or certified mail, to the Administrator or to such representatives as the Administrator may designate from time to time. Such notice shall be deemed given as to the date of delivery or, if delivery is made by mail, as of the date shown on the postmark on the receipt for registration or certification.
Section 10.10Governing Law. The Plan shall be governed and construed under the laws of the State of Delaware to the extent not preempted by Federal law which shall otherwise control.
Section 10.11Binding Terms. The provisions of the Plan shall be binding upon and inure to the benefit of the parties hereto, their respective heirs, executors, administrators and successors.
Section 10.12Headings. All headings preceding the text of the several Sections hereof are inserted solely for reference and shall not constitute a part of this Plan, nor affect its meaning, construction or effect.
Section 10.13Representations. The Employer does not represent or guarantee that any particular federal or state income, payroll, personal property or other tax consequence will result from participation in the Plan. A Participant should consult with professional tax advisors to determine the tax consequences of his/her participation. In addition, the Company does not represent or guarantee positive Credited Investment Return and shall not be required to restore any negative Credited Investment Return.

Section 10.14Compliance with Section 409A. The Company intends that this Plan provide for the deferral of compensation as permitted under Code Section 409A. If any provision of this Plan is determined to be inconsistent with such intent, it shall be severable and the balance of this Plan shall remain in full force and effect.

IN WITNESS WHEREOF, EIDP, Inc. has caused this Amended and Restated Management Deferred Compensation Plan to be executed by its duly authorized individual and transferred to Corteva Agriscience LLC on the date shown below, but effective as of the date indicated herein.

EIDP, Inc.

By: /s/ Jennifer Sloan
    Jennifer Sloan
    Vice President, Total Rewards

Date: 6/9/2023

Agreed and Accepted:

Corteva Agriscience LLC

By: /s/ Jennifer Sloan
    Jennifer Sloan
    Vice President, Total Rewards

Date: 6/9/2023